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                                                                  Exhibit (k)(4)



As of December 16, 2005



To Eaton Vance Tax-Managed Premium and Dividend Income Fund



With Reference to the Investment Advisory Agreement entered into by Eaton Vance Management ("Eaton Vance") with Eaton Vance Tax-Managed Premium and Dividend Income Fund (the "Fund") we hereby notify you of the following:


    In connection with the organization and initial offering of the common shares of the Fund, Eaton Vance hereby agrees to (i) reimburse all organizational costs of the Fund and (ii) pay all offering costs of such offering of the Fund (other than sales load) that exceeds $0.04 per share.


This instrument is executed under seal and shall be governed by Massachusetts law.



                                       Very truly yours,

                                       EATON VANCE MANAGEMENT


                                       By:    /s/ James B. Hawkes
                                              --------------------------------
                                       Name:  James B. Hawkes
                                       Title: President, and not Individually



ACCEPTED AND AGREED TO
ON BEHALF OF THE FUND



By:    /s/ Barbara E. Campbell
       --------------------------------
Name:  Barbara E. Campbell
Title: Treasurer, and not Individually